2007 Pension Equalization Plan

of Black Hills Corporation

1.	RECITALS

Black Hills Corporation, a South Dakota corporation (“Company”) hereby establishes a new “top hat” pension equalization plan for certain of its management or highly compensated employees, to be known as the 2007 Pension Equalization Plan of Black Hills Corporation (“Plan”) and to be effective February 2, 2007.

2.	PURPOSE OF PLAN

The purpose of the Plan is to provide a select group of management or highly compensated employees with certain retirement, disability and death benefits in addition to those benefits which the Participants may enjoy from the Company’s tax qualified retirement plans in order to supplement and attempt to equalize total retirement benefits being paid to persons holding like executive and management positions by other companies. The Plan is designed to aid the Company in attracting and retaining its executive employees, persons whose abilities, experience and judgment can contribute to the well-being of the Company. It is the intention of Company that this Plan shall be administered as an unfunded benefit plan established and maintained for a select group of management or highly compensated employees. It is also the intention of the Company that this Plan will comply with the provisions of Code Section 409A.

3.	DEFINITIONS

“Affiliate” shall mean any business organization or legal entity that directly or indirectly, controls, is controlled by or is under common control with the Company. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by”, and “under common control with”) includes the possession, direct or indirect, of the power to vote 50 percent or more of the voting equity securities, membership interest, or other voting interest, or to direct or cause the direction of the management and policies of such business organization or other legal entity, whether through the ownership of voting equity securities, membership interest, by contract, or otherwise.

“Applicable Interest Rate” shall mean the annual rate of interest on 30-year Treasury securities for the month of November preceding the first day of the calendar year of distribution.

L:\SEC\Edgar Filings\2007\BHC\BHC 8K 02-05-07\ex10.htm	1

“Average Earnings” shall mean whichever of the following results in the highest annual average Earnings: (i) a Participant’s average Earnings for the five (5) consecutive full calendar years of employment during the ten (10) full calendar years of employment immediately preceding the Calculation Date, which results in the highest such average; or (ii) a Participant’s average Earnings determined by dividing the sum of the following by five (5): (a) the Participant’s Earnings for the four full calendar years preceding the year containing his Calculation Date; (b) the Participant’s Earnings for the year containing his Calculation Date as of the Calculation Date; and (c) a portion of the Participant’s Earnings for the fifth full calendar year preceding the year containing his Calculation Date determined by multiplying his Earnings for said fifth preceding full calendar year by a ratio, the numerator of which shall be 365 minus the number of days in the year containing his Calculation Date measured from the first day of said year to his Calculation Date, and the denominator of which ratio shall be 365. If the Participant has less than five (5) full calendar years of employment, the average shall be taken over his total full calendar years of employment.

“Beneficiary” means the individual(s) designated by the Participant to receive PEP Benefits, if any, which are payable upon the Participant’s death. A Participant may name one or more contingent Beneficiaries to receive PEP Benefits in the event any PEP Benefits remain payable after the death of the primary Beneficiary(ies). A Participant’s Beneficiary designation must be made in writing and filed with the Committee on the form provided for that purpose. If more than one Beneficiary designation has been filed, the Beneficiary or Beneficiaries designated in the notice bearing the most recent date will be deemed the valid Beneficiary or Beneficiaries. If no Beneficiary has been designated, or if no Beneficiary survives, the commuted value of the Participant’s remaining PEP Benefits shall be paid in a lump sum to the estate of the last to survive of the Participant and the Beneficiary.

“Board of Directors” means the Board of Directors of the Company.

“Calculation Date” shall mean the earlier of (i) the date of the Participant’s Termination of Employment and (ii) the date the Participant’s participation in the Plan is discontinued.

“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

“Disabled” shall mean that the Participant is entitled to receive long term disability benefits under the Company’s long-term disability plan for exempt employees in active employment.

“Earnings” shall mean the compensation paid to an Employee by a Company during a calendar year, including any amounts paid to him as overtime, bonus, commission, unused paid time off or incentive compensation, any earnings reduction under a cash or deferred arrangement established by the Company under Section 401(k) of the Code, any earnings reduction under a Nonqualified Deferred Compensation Plan, any salary reduction under a flexible benefit program established by the Company under Section 125 of the Code, and, effective January 1, 2000, any compensation reduction elected for qualified transportation fringe benefits under 132(f)(4) of the Code, but excluding reimbursements and expense allowances, taxable fringe benefits, moving expenses, moving/relocation allowances, non-cash incentives and stock options, long-term incentive compensation (such as payments under the Black Hills Corporation Omnibus Incentive Compensation Plan), payments received from a Nonqualified Deferred Compensation Plan and welfare benefits (such as group term life insurance in excess of $50,000 and tuition assistance).

“Key Employee” shall mean a Participant who is a specified employee, as defined as in Code Section 409A and the regulations and other official guidance issued thereunder, and as determined in accordance with procedures established by the Committee.

“Participant” shall mean an employee of the Company or an Affiliate who is designated as a Participant pursuant to paragraph 4.

“PEP Benefit” shall mean the benefit payable under the Plan.

“Termination of Employment” shall mean death or other separation from service (including separation from service due to retirement or disability) with the Company and all Affiliates, in accordance with the provisions of Code Section 409A.

“Year of Service as an Officer” shall mean each complete twelve-month period beginning on the date an employee becomes an Officer and ending at the earlier of (i) the date of the employee’s Termination of Employment and (ii) the date the employee ceases to be an Officer. Partial years shall be disregarded.

“Year of Vesting Service” shall mean each complete twelve-month period beginning on the date an employee becomes a Participant in the Plan (or such earlier date specified by the Board of Directors of the Company in its designation of an employee as a Participant in the Plan pursuant to paragraph 4) and ending at the employee’s Termination of Employment or, if earlier, when the employee’s participation in the Plan is discontinued by the Board of Directors. Partial years shall be disregarded.

4.	PARTICIPATION

Any management or highly compensated employees of the Company or its Affiliates who are Officers and who are designated by the Board of Directors of the Company upon recommendation of the Chief Executive Officer of the Company shall be eligible to participate in the Plan. An employee becomes a Participant on the first day of the calendar month beginning after the date the employee is designated as a Participant by the Board of Directors (or, if later, the participation date specified in the designation). An employee ceases to be a Participant upon his Termination of Employment or, if earlier, the date his participation is discontinued by the Board of Directors. If a former Participant is reemployed by the Company or its Affiliates following a Termination of Employment, such employee will not become a Participant again unless he is again designated by the Board of Directors of the Company.

The Board of Directors may in its discretion discontinue the participation of any Participant in the Plan at any time.

5.	PEP BENEFIT

A Participant’s PEP Benefit shall consist of 180 equal monthly payments, each payment in the amount of one-twelfth of the product of (i) 2 percent of the Participant’s Average Earnings as of the Calculation Date times (ii) the Participant’s Years of Service as an Officer (up to a maximum of 15 years) as of the Calculation Date times (iii) the applicable vesting percentage provided in paragraph 7 as of the Calculation Date.

6.	COMMENCEMENT OF PAYMENT
	(a)	General Rule
(1) Payment Commencing During the Participant’s Lifetime

Unless a Participant has elected otherwise pursuant to subparagraph 6(b), payment of a Participant’s vested PEP Benefit shall commence on the first day of the month following the later of (i) the date the Participant attains 55 years of age or (ii) the date of the Participant’s Termination of Employment for reasons other than death.

If payment of a Participant’s vested PEP Benefit begins before the Participant attains age 62, the vested PEP Benefit shall be subject to the discount for early commencement described in Schedule 1, attached hereto and incorporated herein by this reference.

Notwithstanding any provision of this Plan to the contrary, if payment of a Key Employee’s vested PEP Benefit is to be made on account of the Key Employee’s Termination of Employment (for reasons other than death) payment to such Key Employee shall begin on the first day of the seventh month beginning after the Key Employee’s Termination of Employment. The first payment of such Key Employee’s vested PEP Benefit shall include a lump sum equal to the sum of the monthly payments that would have been made if payment had begun on the first day of the month following the Participant’s Termination of Employment plus interest at the Applicable Interest Rate for the date on which the lump sum distribution is made.

If the Participant dies after payment of his PEP Benefit begins, but before all PEP Benefits have been distributed, the remaining PEP Benefits shall be paid to his Beneficiary or, if no Beneficiary survives, the commuted value of the remaining Pep Benefits shall be paid in a lump sum to the estate of the last to survive of the Participant and Beneficiary.

(2)	Death of Participant Before Payment Begins

Unless a Participant has elected otherwise pursuant to subparagraph 6(b), in the event of the Participant’s death before payment of his PEP Benefit begins, the Participant’s vested PEP Benefit shall commence on the first day of the month following the later of (i) the date the Participant would have attained 55 years of age or (ii) the date of the Participant’s death.

If payment of a Participant’s vested PEP Benefit begins before the Participant would have attained age 62, the vested PEP Benefit shall be subject to the discount for early commencement described in Schedule 1, attached hereto and incorporated herein by this reference.

If no Beneficiary has been designated or if all of the Participant’s Beneficiaries die before all PEP Benefits have been distributed, the commuted value of any remaining PEP Benefits shall be paid in a lump sum to the estate of the last to survive of the Participant and the Beneficiary.

(b)	Election of Payment Commencement Date
(1) Initial Election within 30 Days after Participation Begins

A Participant may elect, at any time during the period beginning on the date he is designated as a Participant and ending 30 days after his Participation begins, to have payment of his PEP Benefit commence on a specified date that is after the date as of which payment would otherwise commence under subparagraph 6(a).

(2)	Election More than 30 Days after Participation Begins

A Participant may elect at any time to defer payment of his PEP Benefit to a specified date that is at least 5 years after the date on which payment would otherwise begin under subparagraph 6(a) or, if later, under an election made pursuant to subparagraph 6(b); provided that such election will not become effective until 12 months after the date the election is made; and provided further that the election must be made at least 12 months before the date on which payment would otherwise begin.

(3)	In General

Any election made under subparagraph 6(b) shall be made in writing in accordance with procedures established by the Committee.

Unless a Participant’s election under subparagraph 6(b) specifically states otherwise, such election shall not apply to the PEP Benefit payable on account of Termination of

Employment due to the Participant’s Disability, and payment of the Participant’s benefit shall be made in accordance with subparagraph 6(a)(1).

Unless a Participant’s election under this subparagraph 6(b) specifically states otherwise, such election shall not apply to the PEP Benefit payable on the Participant’s death before payment of his PEP Benefit begins, and payment of the death benefit shall be made in accordance with subparagraph 6(a)(2).

7.	VESTING

Except as otherwise provided herein, a Participant’s PEP Benefit will vest in accordance with the following table:

If, at Termination of Employment or, if earlier, Discontinuance of Participation, the Participant is	The Participant is entitled to the following percentage of his PEP Benefit
Age 65 or over	100%
Age 55 or over with at least 10 Years of Vesting Service	100%
Age 55 with fewer than 10 Years of Vesting Service	0%
Under age 55	0%

Notwithstanding the foregoing, a Participant’s PEP Benefit shall be 100% vested if the Participant dies or becomes Disabled while a Participant.

The provisions for vesting set forth in the paragraph are not intended to give any Participants any rights or claim to any specific assets of the Company.

8.	DISABILITY

If a Participant becomes Disabled on or after January 1, 2007 and while a Participant, and has a Termination of Employment due to such Disability, payment of the Disabled Participant’s PEP Benefit shall commence in accordance with paragraph 6.

9.	RE-EMPLOYMENT
(a)	Former Participant in Another Pension Equalization Plan

If a former Employee who was a Participant in another Pension Equalization Plan maintained by the Company is reemployed and is designated as a Participant of this Plan, his re-employment shall have no impact on the amount, payment, or vested percentage of the Benefit, if any, to which he was entitled under such other Pension Equalization Plan.

His benefit under this 2007 PEP Plan shall be equal to (1) minus (2) where

(1)	is the PEP Benefit determined as follows:
	(A)	using all of his Years of Service as an Officer,
	(B)	using all of his years of Earnings in determining Average Earnings, and
	(C)	including years of plan participation taken into account under such other Pension Equalization Plan for purposes of determine vesting under this Plan:
(2)	is the amount of vested benefit paid or payable to him under such other
Pension Equity Plan.
(b)	Former Participant in This Plan

If a former Participant in this Plan again becomes an employee of the Company or an Affiliate, his re-employment shall have no impact on the amount, payment, or vested percentage of the PEP Benefit, if any, to which he was entitled at his original Termination of Employment unless the reemployed former Participant is again designated as a Participant under this Plan. If a former Employee who was a Participant in this Plan is again designated as a Participant of this Plan after become re-employed by the Company, his PEP Benefit shall be the greater of (1) and (2) where

(1)	is the PEP Benefit determined as follows:
	(A)	using all of his Years of Service as an Officer,
	(B)	using all of his years of Earnings in determining Average Earnings, and
	(C)	taking all of his Years of Vesting Service into account for purposes of determine vesting under this Plan; and
(2)	is the amount of PEP Benefit paid or payable to him under this Plan prior to his reemployment.

10.	LOSS OF BENEFITS

Notwithstanding any other provisions in this Plan, if a Participant is terminated on account of misconduct or dishonesty, the Participant shall forfeit all right to any benefit payable under this Plan, including vested accrued benefits.

11.	FUNDING OF PLAN

All benefit payments under the Plan will be made from the general assets of the Company. Participants and their beneficiaries who are entitled to be paid benefits under this Plan are unsecured general creditors of the Company. The Company may, but shall not be required to, invest corporate assets in life insurance or annuity contracts to assure that the Company will have a source of funds for the payment of benefits required to be paid under this Plan. Any such insurance or annuity contract shall constitute assets of the Company and the Participant shall have no right, title or interest in any such insurance or annuity contract. The Company reserves the right to refuse participation in the plan to any Participant who, if requested to do so, declines to supply information or to otherwise cooperate as necessary to allow the Company to obtain insurance on the Participant’s life.

12.	PLAN MAY BE MODIFIED OR DISCONTINUED

The Company reserves the right to amend, modify or discontinue the Plan at any time. Any modification or discontinuance of benefits shall not reduce accrued benefits which become vested prior thereto.

Notwithstanding any provision of the Plan to the contrary, in no event shall the Plan be amended, modified or discontinued in a manner that would have the impact, whether or not intended, of causing the Plan or any Participant in the Plan to violate the provisions of Code Section 409A. Any such amendment, modification or discontinuance shall be void and of no effect.

13.	WITHHOLDING

There shall be deducted from all benefits paid under this Plan the amount of any taxes required to be withheld by any federal, state or local government. The Participants and their beneficiaries, distributees and personal representatives will bear any and all federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan. If employment taxes are payable with respect to a PEP Benefit prior to the date payment of the PEP Benefit begins, the

Participant’s share of the taxes due will be withheld from other amounts payable to him by the Company or, if such amounts are inadequate, the Participant will promptly reimburse the Company for his share when he is notified of the amount due. Any amount remaining unpaid, plus interest, will be deducted from the PEP Benefit.

14.	ASSIGNABILITY

Unless required by applicable law, no right to receive payments under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer.

15.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall have discretionary authority to conclusively interpret the provisions of the Plan, decide all claims, and to make all determinations under the Plan. The Committee shall act by vote or written consent of a majority of its members.

Notwithstanding any provision of the Plan to the contrary, this Plan shall at all times be administered in compliance with Code Section 409A.

16.	CLAIMS PROCEDURE

All claims for benefits under the Plan shall be made to the Committee. If the Committee denies a claim, the Committee shall provide notice to the Participant or beneficiary, in writing, within 90 days after the claim is filed unless special circumstances require an extension of time for processing the claim, not to exceed an additional 90 days. If the Committee does not notify the Participant or beneficiary of the denial of the claim within the time period specified above, then the claim shall be deemed denied. The notice of a denial of a claim shall be written in a manner calculated to be understood by the claimant and shall set forth (1) the specific reason or reasons for the claim denial; (2) specific references to the pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and (4) a description of the Plan’s review procedures, including any time limits for such procedures.

Within 60 days after receipt of the above material, the claimant shall have a reasonable opportunity to appeal the claim denial to the Committee for a full and fair review. The claimant or his duly authorized representative may (1) request a review within the foregoing sixty-(60) day period upon written notice to the Committee; (2) upon request and free of charge, have reasonable access to and copies of all documents, records, and other information relevant to the claim; and (3) submit written comments, documents, records, and other information relating to the claim for benefits. The foregoing review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If a claimant fails to request a review within sixty (60) days after receipt of the notice of claim denial, the Committee’s initial determination will be final and binding on all parties.

A decision on the review by the Committee will be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include (1) the specific reason or reasons for the determination on review; (2) reference to the specific plan provisions on which the benefit determination is based; and (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

If a claimant requests a review within sixty (60) days after receipt of the notice of claim denial, the Committee’s determination on review will be final and binding on all parties.

17.	GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, to the extent not preempted by federal law.

18.	NO EMPLOYMENT CONTRACT

Neither the action taken by the Company in establishing the Plan or any action taken by it or by the Committee under the provisions hereof or any provision of the Plan shall be construed as giving to any eligible Participant the right to be retained in the employment of the Company.

19.	NONQUALIFIED AND UNFUNDED PLAN

Notwithstanding anything contained herein, it is intended that this Plan be treated as “nonqualified” and unfunded for tax purposes and for purposes of Title I of ERISA.

20.	CHANGE IN CONTROL

In the event of a Change in Control (as defined in a Change in Control Agreement, if any, in effect between a Participant and the Company at the date a Change in Control occurs), the terms of such Change in Control Agreement shall apply with respect to such Participant; provided that any provision in such Change in Control Agreement that causes this Plan to violate the provisions of Code Section 409A shall be void and of no effect.

BLACK HILLS CORPORATION

By: /s/ David R. Emery
David R. Emery
Chairman, President
and Chief Executive Officer

SCHEDULE 1

DISCOUNT APPLICABLE TO EARLY COMMENCEMENT

Attained Age at Start of Payments*	Percentage of PEP Benefit Payable*
61	93.0%
60	86.5%
59	80.5%
58	74.9%
57	69.7%
56	64.8%
55	60.3%

*Note: The discount shall be adjusted to reflect the number of months, if any, by which payment begins prior to the Participant’s next birthday.